As filed with the Securities and Exchange Commission on July 28, 2020

Registration No. 333-223021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.1 (NO. 333-223021)

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Quintana Energy Services Inc.

(Exact name of registrant as specified in its charter)

Delaware	82-1221944
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1415 Louisiana Street, Suite 2900

Houston, Texas 77002

(832) 518-4094

(Address, including zip code of Registrant’s principal executive offices)

Quintana Energy Services Inc.

2018 Long Term Incentive Plan

Quintana Energy Services Inc.

Amended and Restated Long-Term Incentive Plan

(Full title of the plans)

Christopher J. Baker

Chief Executive Officer, President and Director

1415 Louisiana Street, Suite 2900

Houston, Texas 77002

(832) 518-4094

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Valerie Ford Jacob, Esq.
Freshfields Bruckhaus Deringer US LLP
601 Lexington Avenue
New York, New York 10022
(212) 277-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller Reporting Company	☒

Emerging Growth Company	☐ (Do not check if smaller reporting company)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

EXPLANATORY NOTE

On July 28, 2020, Krypton Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of KLX Energy Services Holdings, Inc. (“KLXE”) merged with and into Quintana Energy Services Inc., a Delaware corporation (the “Registrant”), with the Registrant surviving the transaction as an indirect and wholly owned subsidiary of KLXE (the “Merger”). In connection with the consummation of the Merger, at the effective time, KLXE assumed the Quintana Energy Services Inc. 2018 Long Term Incentive Plan and the Quintana Energy Services Inc. Amended and Restated Long-Term Incentive Plan (collectively, the “Plan”).

As a result of the Merger, any and all offerings of securities pursuant to the Plans previously registered by the Registrant pursuant to the registration statement on Form S-8 (Registration Statement No. 333-223021), registering 5,257,215 shares of the Registrant’s Common stock, par value $0.01 per share under the Plans, filed with the Securities and Exchange Commission on February 13, 2018 (the “Registration Statement”) have been terminated. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration all securities registered under the Registration Statement but unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on July 28, 2020.

QUINTANA ENERGY SERVICES INC.

By:	/s/ Christopher J. Baker
	Name:	Christopher J. Baker
	Title:	Chief Executive Officer, President and Director

No other person is required to sign this Post-Effective Amendment on behalf of the Registrant in reliance on Rule 478 under the Securities Act of 1933, as amended.